Exhibit 99.1

Specialty Laboratories Announces Second Quarter 2004 Results

Revenue and Accession Growth on Track

Santa Monica, Calif., July 21, 2004 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the second quarter ended June 30, 2004.  Net revenue was $33.2 million for the second quarter 2004, an increase of 14 percent from the second quarter 2003.  Losses narrowed during the second quarter 2004.  Loss per diluted share was $0.02, compared to a loss of $0.08 per diluted share for the prior year period.

Testing volume for the second quarter 2004, as measured by patient accessions, reached approximately 706,000, increasing more than 15 percent from the approximately 612,000 accessions of the year-ago quarter.  This represents the largest year–over-year quarterly volume increase since the business challenges Specialty encountered in 2002.

For the third quarter 2004, Specialty expects that testing volume will range between 715,000 and 720,000.  Specialty continues to project revenue of approximately $130 million to $136 million for the full year 2004.

“Specialty’s results for the period combine double-digit volume growth and stable pricing,” said Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories.  “This achievement reflects, we believe, sound execution across the organization and the successful advance of our turnaround program.  Our targeted sales and marketing programs remain on track as we continue to attract increased business from new and existing clients.  Our service and support levels have never been stronger, providing Specialty with an important competitive advantage.  We also continue to capitalize on Specialty’s highly regarded assay development capabilities, replenishing our broad test menu with new and enhanced tests of significant clinical value.

“We believe our new headquarters and laboratory facility in Valencia, California will enable us to enhance our laboratory services platform and increase our long-term growth opportunities.  The 198,000 square foot state-of-the-art facility will add substantial operating capacity and accommodate expanded use of automation solutions.  Having already completed a complex restructuring of our laboratory operations, reasserted a competitive presence in the laboratory services marketplace and achieved top-line growth over several quarters, Specialty is in an excellent position to take advantage of the operating efficiencies and other potential benefits afforded by our new facility.  Although the costs associated with the relocation and new facility will likely postpone the achievement of short-term profitability, we believe the long-term benefit to our operations and our clients will be substantial.”

As previously announced, Specialty has adopted a phased relocation plan scheduled to commence in the second half of 2004.  The move will begin with the transfer of core administrative, IT, finance and billing functions, followed by the planned relocation of clinical laboratory areas in stages.  The chief priority of the relocation process is to maintain the highest levels of client service and support.  The plan calls for completion of the relocation project in the first half of 2005.

Lease payments and operating expenses related to the Valencia facility are expected to begin in third quarter 2004.  Rent expenses for the new facility will be approximately $4.5 million per year, approximately $2.0 million higher than comparable costs at the current facilities, and include the effect of scheduled rent increases in future years under our 20-year lease.  Specialty expects that certain other operating expenses at the Valencia facility, such as utilities and property taxes, may also exceed current cost levels in Santa Monica by as much as $2 million annually, based primarily on the considerably larger size of the Valencia facility.  Specialty also anticipates certain one-time charges during the second half of 2004 and the first half of 2005 for overlapping rents and moving-related expenses during the relocation process.  These costs are estimated to be approximately $2.5 million to $3.0 million and may vary based upon the regulatory requirements inherent in relocating the clinical laboratory.  The final timing and costs associated with the move are contingent upon certain factors outside of Specialty’s direct control, including final clearance by applicable state agencies.

Specialty believes that any continued long-term operations in Santa Monica beyond 2004 would require comparable cost increases to accommodate growth in testing volume, while also posing significant and intractable operating constraints.  By relocating to the purpose-built, state-of-the-art facility in Valencia, Specialty expects that a portion of the anticipated increase in rent and operating expenses will be offset by future efficiency gains and its enhanced ability to grow and explore additional business opportunities.

Financial Highlights

The growth in revenues for the second quarter resulted from a year-over-year increase in testing volume.  Accessions for the second quarter were approximately 706,000, reflecting an increase of approximately 15 percent compared to the year ago quarter and an increase of approximately five percent compared to the first quarter 2004.

Costs of services were $22.3 million in the second quarter 2004, an increase of $904,000, or approximately 4.2 percent, from the prior year’s second quarter.  The year-over-year increase includes the effect of growth in testing volume.  Compared to the first quarter 2004, costs of services declined by approximately 1.4 percent from $22.6 million and, as a percentage of revenue from 72.1 percent to 67.1 percent.

Selling, general and administrative expenses (SG&A) were $11.5 million in the second quarter of 2004, an increase of $830,000, or approximately 7.8 percent, from the prior year’s second quarter.  This rise reflects increased expenditures on information technology, sales and marketing, and related programs to support new business growth.  Compared to the first quarter 2004, SG&A increased approximately 2.6 percent from $11.2 million and, as a percentage of revenue, declined from 35.7 percent to 34.5 percent.  Specialty expects that during the second half of 2004 SG&A base expenses will remain consistent with second quarter levels, with other increases related to the relocation and new facility expected.

As a result of the above factors, Specialty incurred an operating loss of $530,000 in the second quarter 2004 compared to an operating loss of nearly $3.0 million in the second quarter 2003.  Specialty’s operating loss for the 2004 first quarter was $2.6 million.

Cash and investments were approximately $44.0 million as of June 30, 2004, compared to $52.6 million on March 31, 2004.  Capital expenditures for second quarter 2004 were approximately $7.8 million.  Depreciation and amortization for the period were approximately $1.5 million.  Days outstanding for accounts receivable were approximately 70 days in second quarter 2004.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on July 21, 2004 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on July 21, 2005.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs.  Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: anticipated testing volumes and revenue; the generation of increased business and gaining new clients; our ability to replenish our test menu with new and enhanced tests; the projected timing of our planed phased relocation to our new Valencia facility; the anticipated increased operating costs associated with our new facility, including rent and other operating costs, and the size and timing of the associated moving expenses for our planned relocation; the future expected efficiency gains, increased use of automation solutions, and other benefits afforded by the new facility; our ability to achieve, and the estimated timing of, short-term and long-term profitability; the estimated costs and operational constraints of continuing our operations in Santa Monica beyond 2004; and our expectation that increased operating costs in Valencia can be offset by increased efficiency gains and increased growth capacity. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.
Consolidated Statements of Operations

(Unaudited)

(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004

Net revenue	$29,036	$33,216	$59,336	$64,521
Costs and expenses:
Costs of services	21,370	22,274	43,155	44,856
Selling, general and administrative (exclusive of stock-based compensation charges)	10,638	11,468	21,552	22,647
Stock-based compensation charges	11	4	35	146
Total costs and expenses	32,019	33,746	64,742	67,649

Operating loss	(2,983)	(530)	(5,406)	(3,128)

Interest income	(182)	(177)	(393)	(240)
Interest expense	1	0	35	0

Loss before income taxes (benefits)	(2,802)	(353)	(5,048)	(2,888)

Provision for income taxes (benefits)	(952)	0	(1,716)	0

Net loss	$(1,850)	$(353)	$(3,332)	$(2,888)

Basic loss per common share	$(0.08)	$(0.02)	$(0.15)	$(0.13)

Diluted loss per common share	$(0.08)	$(0.02)	$(0.15)	$(0.13)

Basic shares	22,165	22,778	22,116	22,743
Diluted shares (a)	22,165	22,778	22,116	22,743

(a)          Potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are antidilutive.

Specialty Laboratories, Inc.
Consolidated Balance Sheet

(In thousands)

	December 31, 2003	June 30, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,563	$24,167
Short-term investments	9,104	4,029
Accounts receivable, net	22,239	25,450
Receivable from sale of property	0	19,241
Refundable income taxes	126	128
Deferred income taxes	1,155	1,155
Inventory	2,729	3,045
Prepaid expenses and other assets	2,680	1,499
Total current assets	65,596	78,714

Property and equipment, net	61,535	24,555
Long-term investments	0	15,777
Deferred income taxes	5,029	5,029
Goodwill, net	5,655	5,655
Other assets	4,738	6,011
	$142,553	$135,741
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,834	$6,777
Accrued liabilities	6,261	3,966
Total current liabilities	15,095	10,743
Long-term debt	5,019	5,138
Long-term liabilities	1,939	1,653
Commitments and contingencies
Shareholders’ equity:
Capital stock	103,005	103,894
Retained earnings	17,436	14,548
Deferred stock-based compensation	(13)	(1)
Accumulated other comprehensive income (loss)	72	(234)
Total shareholders’ equity	120,500	118,207
	$142,553	$135,741

Contact:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com